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                 CONTRIBUTION AND INTEREST PURCHASE AGREEMENT

                                 by and among

                              ZANY BRAINY, INC.,

                          ONLINE RETAIL PARTNERS LLC

                                      and

                                ZB HOLDINGS LLC


                            As of October 18, 1999
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     This CONTRIBUTION AND INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into as of this 18th day of October, 1999 by and among Zany Brainy, Inc., a Pennsylvania corporation ("Zany Brainy"), Online Retail Partners LLC, a Delaware limited liability company ("ONRP"), and ZB Holdings LLC, a Delaware limited liability company (the "Company"). Each of Zany Brainy and ONRP is hereinafter referred to as a "Contributor" and together, the "Contributors."

                                    RECITALS

     A. Zany Brainy has agreed to enter into (i) a Services Agreement with Zanybrainy.com LLC, a Delaware limited liability company ("ZB.com"), dated as of the Closing Date (as defined herein), substantially in the form attached hereto as Exhibit A (the "Services Agreement"), pursuant to which Zany Brainy will provide ZB.com various transition and other services, (ii) a Trademark License Agreement with ZB.com, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B (the "Trademark License Agreement"), pursuant to which Zany Brainy will license various Zany Brainy trademarks to ZB.com for use in ZB.com's web site business, (iii) a Supply Agreement with ZB.com, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C (the "Supply Agreement"), pursuant to which Zany Brainy will procure products on behalf of ZB.com for the purpose of selling such products on ZB.com's web site,
(iv) a Data Sharing/License Agreement with ONRP Services LLC ("ONRPS"), a Delaware limited liability company and a wholly-owned subsidiary of ONRP, Zany Brainy and ZB.com, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D (the "Data Sharing/License Agreement"), pursuant to which each party will, to the extent permitted, share information regarding such party's customers with the other parties, and (v) the Limited Liability Company Agreement of ZB Holdings LLC with ONRP and the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E (the "Operating Agreement"). The foregoing agreements, together with the Web Site Services Agreement (as defined below), shall be referred to herein collectively as the "Transaction Agreements";

     B. Zany Brainy has agreed to contribute (i) certain tangible and intangible assets, including certain trademark and related licenses, as set forth in the Trademark License Agreement, to the Company as set forth herein and in the Transaction Agreements; (ii) $5.0 million of cash and (iii) 100% of the membership interests in ZB.com, all in exchange for 500,000 Voting Preferred Interests and 666,667 Non-Voting Preferred Interests (as such terms are defined in the Operating Agreement) (together, the "Preferred Interests");

     C. ONRPS has agreed to enter into a Web Site Services Agreement with ZB.com, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F (the "Web Site Services Agreement"), pursuant to which ONRPS will provide various web site development, hosting, marketing and consulting services;

     D. ONRP has agreed to contribute $5.0 million of cash to the Company in exchange for 500,000 Voting Common Interests (as such term is defined in the Operating Agreement)

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(the "Common Interests" and, together with the Preferred Interests, the
"Interests"); and

     E. The Company has agreed to accept the foregoing contributions and has agreed to issue Interests of the Company as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and for other good and valuable consideration mutually exchanged by the parties hereto, the receipt and sufficiency of which are hereby acknowledged, Zany Brainy, ONRP and the Company agree as follows:

                                   AGREEMENT

                       SECTION 1 - CONTRIBUTION OF ASSETS

     SECTION 1.1  Contribution by Zany Brainy.

          (a) Cash Contribution. Upon the terms and subject to the conditions set forth in this Agreement, Zany Brainy hereby agrees to transfer and deliver to the Company, as an initial capital contribution, FIVE MILLION DOLLARS ($5,000,000) of cash (the "Zany Brainy Cash Contribution"). Zany Brainy agrees to make the Zany Brainy Cash Contribution by wire transfer of immediately available funds.

          (b) Transfer of Contributed Assets. Upon the terms and subject to the conditions set forth in this Agreement, Zany Brainy hereby assigns, transfers and delivers to the Company, as an initial capital contribution, free and clear of all Encumbrances, all tangible and intangible personal property and other assets (including the ownership interest in ZB.com) identified in Schedule 1.1(b) (collectively, the "Contributed Assets").

          (c) Excluded Assets. Except as expressly identified in Schedule 1.1(b), Zany Brainy is not contributing to the Company, and there shall not be included in the Contributed Assets, any of the other assets of Zany Brainy. Zany Brainy and the Company agree that they shall cooperate with each other following the Closing Date to ensure that any monies received by either of them following the Closing Date are apportioned as provided in this Agreement.

          (d) Assumed Liabilities. Subject to the conditions of this Agreement, the Company hereby assumes and agrees to pay, discharge or fulfill all of the liabilities and obligations in respect of (i) the obligations expressly identified in Schedule 1.1(d) and (ii) the Contributed Assets, to the extent that such liability or obligations arise out of facts or circumstances occurring on or after the Closing Date (the "Assumed Liabilities"). Notwithstanding anything contained in this Agreement to the contrary, except for the Assumed Liabilities, the Company is not assuming any liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, asserted or unasserted. The liabilities which are not assumed by the Company under this Agreement are hereinafter sometimes

                                       2
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referred to as the "Excluded Liabilities." The assumption of said liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with the Company or Zany Brainy and nothing herein shall prevent any party from contesting in good faith with any third party any of said liabilities.

          (e) Conveyance Instruments. In order to effectuate the contribution of the Contributed Assets, Zany Brainy will, at the Closing, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer or conveyance, in each case dated the Closing Date (collectively, the "Conveyance Instruments"), as the parties shall reasonably deem necessary or appropriate to vest in, transfer or confirm title to the foregoing.

     SECTION 1.2 Contribution by ONRP. Upon the terms and subject to the conditions set forth in this Agreement, ONRP hereby agrees to transfer and deliver to the Company, as an initial capital contribution, FIVE MILLION DOLLARS ($5,000,000) of cash (the "ONRP Cash Contribution"). ONRP agrees to make the ONRP Cash Contribution by wire transfer of immediately available funds.

     SECTION 1.3 Issuance of Interests by the Company in Consideration for Contributions.

          (a) Zany Brainy. In consideration for the Zany Brainy Cash Contribution, Contributed Assets and Zany Brainy's willingness to enter into the Transaction Agreements, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall issue to Zany Brainy 500,000 Voting Preferred Interests and 666,667 Non-Voting Preferred Interests.

          (b) ONRP. In consideration for the ONRP Cash Contribution and ONRP's willingness to enter into the Operating Agreement, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall issue to ONRP 500,000 Voting Common Interests.

     SECTION 1.4 Time and Place of Closing. The closing of the contributions of assets and purchases and sales of the Interests provided for in this Agreement (the "Closing") shall be held at the offices of Latham & Watkins located at 885 Third Avenue, Suite 1000, New York, New York 10022, on October 20, 1999 (the "Closing Date") or at such other place or earlier or later date or time as may be fixed by mutual agreement of all parties hereto. For purposes of interpreting this Agreement, the Closing shall be deemed to have been effective as of the close of business on the Closing Date.

     SECTION 1.5 Further Assurances. Each party hereto shall execute and deliver after the date hereof such instruments and take such other actions as any other party may reasonably request in order to carry the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

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

                         SECTION 2 - CLOSING CONDITIONS

     SECTION 2.1 The respective obligations of each party to effect this Agreement shall be subject to the satisfaction or waiver, where permissible, prior to or on the Closing Date, of the following conditions:

          (a) ONRP shall have received cash proceeds of at least $60.0 million from the issuance of equity interests in ONRP and/or other investments made by third parties to fund Internet ventures;

          (b) ONRP shall have advised Zany Brainy that it has entered into a Contribution and Interest Purchase Agreement with each of Ulta Salon, Cosmetics & Fragrance, Inc. and Dick's Sporting Goods, Inc. or, if such documents have not been entered into, ONRP shall advise Zany Brainy of the status of such documents; and

          (c) All representations and warranties of the parties contained in this Agreement shall be true and correct, in all material respects, as if made on the Closing Date. In addition, all covenants of the parties contained herein which are to be performed on or prior to the Closing Date shall have been complied with in all material respects.

                SECTION 3 - EVENTS OCCURRING ON THE CLOSING DATE

     SECTION 3.1 Deliveries by Zany Brainy. On the Closing Date, Zany Brainy shall deliver the following:

          (a) Operating Agreement. An executed copy of the Operating Agreement, substantially in the form attached hereto as Exhibit E.

          (b) Services Agreement. An executed copy of the Services Agreement, signed by Zany Brainy and ZB.com, substantially in the form attached hereto as Exhibit A.

          (c) Trademark License Agreement. An executed copy of the Trademark License Agreement, signed by Zany Brainy and ZB.com, substantially in the form attached hereto as Exhibit B.

          (d) Supply Agreement. An executed copy of the Supply Agreement, signed by Zany Brainy and ZB.com, substantially in the form attached hereto as Exhibit C.

          (e) Data Sharing/License Agreement. An executed copy of the Data Sharing/License Agreement, signed by Zany Brainy and ZB.com, substantially in the form attached hereto as Exhibit D.

          (f) Web Site Services Agreement. An executed copy of the Web Site Services Agreement, signed by ZB.com, substantially in the form attached hereto as Exhibit F.

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          (g) Funds.  The Zany Brainy Cash Contribution by wire transfer of immediately available funds.

          (h) Contributed Assets. Transfer documents in form and substance reasonably acceptable to ONRP relating to the Contributed Assets.

     SECTION 3.2 Deliveries by ONRP. On the Closing Date, ONRP shall deliver the following:

          (a) Operating Agreement. An executed copy of the Operating Agreement, substantially in the form attached hereto as Exhibit E.

          (b) Data Sharing/License Agreement. An executed copy of the Data Sharing/License Agreement, signed by ONRPS, substantially in the form attached hereto as Exhibit D.

          (c) Web Site Services Agreement. An executed copy of the Web Site Services Agreement, signed by ONRPS, substantially in the form attached hereto as Exhibit F.

          (d) Funds. The ONRP Cash Contribution by wire transfer of immediately available funds.

     SECTION 3.3 Deliveries by the Company. On the Closing Date, the Company shall deliver the following:

          (a) Operating Agreement. An executed copy of the Operating Agreement, substantially in the form attached hereto as Exhibit E.

           SECTION 4 - REPRESENTATIONS AND WARRANTIES OF ZANY BRAINY

     Zany Brainy represents and warrants to the Company as follows:

     SECTION 4.1 Investment Status. Zany Brainy is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Zany Brainy is purchasing the Preferred Interests for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Zany Brainy acknowledges that its Preferred Interests have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

     SECTION 4.2 Authority. Zany Brainy has full legal right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and

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delivered by or on behalf of Zany Brainy pursuant to or as contemplated by this
Agreement and to carry out the transactions and perform fully its obligations contemplated hereby and thereby, and the execution, delivery and performance by Zany Brainy of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under Zany Brainy's articles of incorporation, as amended, and by-laws. ZB.com has full legal right, authority and power to enter into each agreement, document and instrument to be executed and delivered by or on behalf of ZB.com pursuant to or as contemplated by this Agreement and to carry out the transactions and perform fully its obligations contemplated hereby and thereby, and the execution, delivery and performance of ZB.com of each such agreement, document and instrument have been duly authorized by all necessary action under ZB.com's certificate of formation and the limited liability company agreement. This Agreement and each agreement, document and instrument executed and delivered by Zany Brainy or ZB.com pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Zany Brainy or ZB.com, as applicable, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and general principles of equity.

     SECTION 4.3 No Prior Activity. ZB.com was formed for the purpose of entering into the transactions contemplated hereby, has not engaged in any activity before the date hereof other than in connection with the transactions contemplated hereby and has not incurred any liabilities as of the date hereof, except in connection with the transactions contemplated by this Agreement.

     SECTION 4.4 Investment Banking; Brokerage Fees. Zany Brainy and ZB.com have not incurred or become liable for any broker's or finder's fee, banking fees or similar compensation relating to or in connection with this Agreement or the transactions contemplated hereby.

     SECTION 4.5 Non-Contravention. The execution, delivery and performance by Zany Brainy of this Agreement and the related documents to be executed and delivered by Zany Brainy or ZB.com, as applicable, do not: (i) violate or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which Zany Brainy or ZB.com, as applicable, is a party or by which Zany Brainy or ZB.com, as applicable, is bound (including, without limitation, any contracts included in the Contributed Assets or the Assumed Liabilities (the "Contributed Contracts")), or any provision of Zany Brainy's articles of incorporation, as amended, or by-laws or ZB.com's certificate of formation or its limited liability company agreement; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Zany Brainy or ZB.com; (iii) require from Zany Brainy or ZB.com any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party; (iv) accelerate any obligation under or give rise to a right of termination or result in the loss of benefit under any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or

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arbitration award to which Zany Brainy or ZB.com is a party or by which the property of Zany Brainy or ZB.com is bound or affected or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of Zany Brainy or ZB.com or
(v) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Contributed Assets, in each of clauses (i) through (v) except as would not, individually or in the aggregate, have a material adverse effect on Zany Brainy or ZB.com or the Company.

     SECTION 4.6 Organization and Good Standing. Zany Brainy is a corporation duly organized, validly subsisting under the corporate laws of the Commonwealth of Pennsylvania. Zany Brainy is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business or the character of the properties owned or leased by Zany Brainy requires such licensing or qualification, except where the failure to so qualify would not have a material adverse effect on Zany Brainy or the Company. ZB.com is a limited liability company duly formed and validly existing under the laws of the State of Delaware. ZB.com is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the nature of the business or the character of the properties owned or leased by ZB.com requires such licensing or qualification, except where the failure to so qualify would not have a material adverse effect on ZB.com or the Company.

     SECTION 4.7 ZB.com. ZB.com is a wholly-owned subsidiary of Zany Brainy. Except as set forth on Schedule 4.7, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any equity interests of ZB.com, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of ZB.com.


     SECTION 4.8 Contributed Assets. Zany Brainy has good and marketable title free and clear of all claims to the Contributed Assets owned by Zany Brainy, except for claims that would not, individually or in the aggregate, have a material adverse effect on the Company or the value or usefulness of the Contributed Assets. With respect to Contributed Assets leased by Zany Brainy as lessee, all leases, conditional sale contracts, franchises or licenses pursuant to which Zany Brainy may hold or use (or permit others to hold or use) such Contributed Assets are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for such defaults that would not, individually or in the aggregate, have a material adverse effect on the Company or the value or usefulness of the Contributed Assets. Any tangible assets included in the Contributed Assets are in good condition, ordinary wear and tear excepted, for property of comparable type, age and usage. Except as otherwise set forth herein, the Contributed Assets as identified in Schedule 1.1(b) are provided on an "as-is" basis and Zany Brainy makes no representation or warranty, express or implied, at law or in equity, including, without limitation, with respect to merchantability or fitness for any particular purpose and any such other representations or warranties are hereby expressly disclaimed.

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     SECTION 4.9  Contributed Contracts.  To Zany Brainy's knowledge, the
Contributed Contracts are valid and binding, are in full force and effect and are enforceable in accordance with their respective terms. Zany Brainy has not assigned, mortgaged, pledged, encumbered or otherwise hypothecated any of its right, title and interest under the Contributed Contracts. Except as set forth on Schedule 4.9, neither Zany Brainy nor, to the best knowledge of Zany Brainy, any other party thereto is in violation of or in default in respect of any Contributed Contract. No notice has been received by Zany Brainy claiming any such violation or default by Zany Brainy or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

     SECTION 4.10 Litigation.  Except as set forth on Schedule 4.10, there is no
(a) action, suit, claim or proceeding pending or, to the knowledge of Zany Brainy, threatened, against or affecting the Contributed Assets (whether or not Zany Brainy or ZB.com is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Contributed Assets or (c) governmental inquiry pending or, to the knowledge of Zany Brainy, threatened against, involving or affecting the Contributed Assets. There are no outstanding orders, writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting, the Contributed Assets.

     SECTION 4.11 Intellectual Property.

          (a) All intellectual property which is being transferred is identified in Schedule 1.1(b).

          (b) Zany Brainy owns, or has a license to use, all intellectual property identified on Schedule 1.1(b). There are no claims or demands of any other entity pertaining to any such intellectual property and no proceedings have been instituted, or are pending or, to the knowledge of Zany Brainy, threatened, which challenge the rights of Zany Brainy in respect thereof. Zany Brainy has no knowledge of any infringement by others of any intellectual property rights of Zany Brainy. To the knowledge of Zany Brainy, the operation of the Site does not infringe any intellectual property rights of any other entity. No proceeding charging Zany Brainy with infringement of any adversely held intellectual property rights has been filed or, to the knowledge of Zany Brainy, is threatened to be filed. To the knowledge of Zany Brainy, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the operation of the Site.

          (c) All patents, patent applications, trademark registrations, trademark applications and registered copyrights identified on Schedule 1.1(b) have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 1.1(b), and have been properly maintained and renewed in accordance with all applicable laws and administrative regulations of the United States and each such jurisdiction.

          (d) All licenses or other agreements under which Zany Brainy is granted intellectual property rights relating to the Site are listed in Schedule 1.1(b). All of said licenses or other agreements are in full force and effect, there is no material default by Zany Brainy or, to the knowledge of Zany Brainy, any other party thereto. To the knowledge of Zany Brainy, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to ONRP.

          (e) Zany Brainy has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all intellectual property rights listed on Schedule 1.1(b), except where failure to take such steps would not have a material adverse effect on the operation of the Site. Such practices include, without limitation, requiring professional and technical employees to execute agreements under which such employees are required to convey to Zany Brainy ownership of all inventions and developments conceived or created by them in the course of their employment.

     SECTION 4.12 Compliance with Law. Except as set forth in Schedule 4.12, Zany Brainy is, to the knowledge of Zany Brainy, in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority applicable to the Contributed Assets, the violation of or noncompliance with which could have a material adverse effect on the Contributed Assets.


               SECTION 5 - REPRESENTATIONS AND WARRANTIES OF ONRP

     ONRP represents and warrants to the Company as follows:

     SECTION 5.1 Investment Status. ONRP is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. ONRP is purchasing the Common Interests for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. ONRP acknowledges that its Common Interests have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

     SECTION 5.2 Authority. ONRP has full legal right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of ONRP pursuant to or as contemplated by this Agreement and to carry out the transactions and to perform fully its obligations contemplated hereby and thereby, and the execution, delivery and performance by ONRP of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under ONRP's certificate of formation and the Amended and Restated Limited Liability Company

Agreement, dated as of September 28, 1999, of ONRP (the "ONRP LLC Agreement"). This Agreement and each agreement, document and instrument executed and delivered by ONRP pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of ONRP enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and general principles of equity.

     SECTION 5.3 Investment Banking; Brokerage Fees. ONRP has not incurred or become liable for any broker's or finder's fee, banking fees or similar compensation relating to or in connection with this Agreement or the transactions contemplated hereby.

     SECTION 5.4 Non-Contravention. The execution, delivery and performance by ONRP of this Agreement and the related documents to be executed and delivered by ONRP do not: (i) violate or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which ONRP is a party or by which ONRP is bound, or any provision of ONRP's certificate of formation or the ONRP LLC Agreement; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to ONRP; (iii) require from ONRP any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party; or (iv) accelerate any obligation under or give rise to a right of termination or result in the loss of benefit under any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which ONRP is a party or by which the property of ONRP is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of ONRP, in each of clauses (i) through (iv) except as would not, individually or in the aggregate, have a material adverse effect on ONRP or the Company.

     SECTION 5.5 Organization and Good Standing. ONRP is a Delaware limited liability company duly formed and validly existing under the laws of the State of Delaware. ONRP is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business or the character of the properties owned or leased by ONRP requires such licensing or qualification, except where the failure to so qualify would not have a material adverse impact on ONRP or the Company.

           SECTION 6 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of the Contributors as follows:

     SECTION 6.1 Organization and Good Standing. The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Company is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business or the character of the properties owned or leased by the Company requires such licensing or qualification, except where the failure to so qualify would not have a material adverse impact on the Company.

     SECTION 6.2 Authorization and Enforceability. The Company has full, legal right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company pursuant to or as contemplated by this Agreement and to carry out the transactions and to perform fully its obligations contemplated hereby and thereby, and the execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under the Company's certificate of formation and the Operating Agreement. This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and general principles of equity. Upon consummation of the transactions contemplated hereby, all of the Interests issued pursuant to this Agreement (i) will have been duly authorized and validly issued to each of the Contributors, (ii) will be fully paid and nonassessable, and (iii) will have been issued in compliance with all applicable state and federal laws concerning the issuance of securities.

     SECTION 6.3 No Prior Activity. The Company was formed for the purpose of entering into the transactions contemplated hereby, has not engaged in any activity before the date hereof other than in connection with the transactions contemplated hereby and has not incurred any liabilities as of the date hereof, except in connection with the transactions contemplated by this Agreement.

     SECTION 6.4 Investment Banking; Brokerage. The Company has not incurred or become liable for any broker's or finder's fee, banking fees or similar compensation relating to or in connection with this Agreement or the transactions contemplated hereby.

     SECTION 6.5 Capital Structure. As of the date hereof, the Board of Directors of the Company has authorized the issuance of 873,483 Common Interests (including 373,483 Common Interests to be issued in connection with the Follow-On Subscription (as defined in the Operating Agreement)) and 1,166,667 Preferred Interests.

           SECTION 7 - RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

     SECTION 7.1 Survival of Warranties. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the applicable surviving period set forth below regardless of any investigation and shall not merge in the performance of any obligation by either party hereto. Each of the representations and warranties set forth in this Agreement shall survive the Closing for a period of two (2) years.

     SECTION 7.2 Collection of Assets. Subsequent to the Closing, the Company shall have the right and authority to collect all receivables (accrued after the Closing) and other items transferred, sublicensed or assigned to it by Zany Brainy hereunder and Zany Brainy agrees that it will promptly transfer, sublicense or assign to the Company from time to time, any property that Zany Brainy may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables or any other items accrued in connection with the Contributed Assets after the Closing.

     SECTION 7.3 Expenses. Each party shall pay its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the other documents contemplated hereby, and in carrying out and completing the transactions contemplated by this Agreement and such other documents.

     SECTION 7.4 Notice of Default. Promptly upon the occurrence of, or promptly upon any party hereto becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to such party prior to the date hereof, of any of the representations, warranties or covenants of such party contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, such party shall give detailed written notice thereof to each of the other parties hereto and shall use its best efforts to prevent or promptly remedy the same.

     SECTION 7.5 Confidentiality. Each party agrees that all non-public information, including, without limitation, data, customer lists or other customer-specific or marketing information, customer buying patterns, algorithms, know-how, ideas and all business, technical, pricing, cost and financial information, provided to the other party and any other information marked or disclosed as being confidential information that is obtained by the other party (the "Confidential Information") is the confidential property of the disclosing party. The party receiving such Confidential Information shall: (a) limit access to any Confidential Information of the other party received by it to its employees, contractors, consultants and agents who have a need-to-know in connection with the performance of such party's duties and obligations under this Agreement; (b) advise its employees, contractors, consultants and agents having access to the Confidential Information of the confidential nature thereof and of the obligations set forth in this Agreement and similarly bind them in writing; (c) safeguard all Confidential Information using a reasonable degree of care, but not less than that degree of care used by it in safeguarding its own similar information or material; and (d) not disclose any Confidential Information of the other party received by it to third parties otherwise than in conformity with the provisions of this Agreement. Confidential Information shall not include information the receiving party can document (i) was or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; (ii) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or (iii) was rightfully in possession of the receiving party without restriction prior to its disclosure by the other party. A party may disclose Confidential Information of the other party to the extent required to be disclosed under applicable law or by a governmental order, decree, regulation, rule or process (provided that the receiving party gives written notice to the disclosing party as far in advance as reasonably possible prior to disclosure and the receiving party reasonably cooperates in seeking to dispute such disclosure and/or receive confidential treatment for the disclosed information). Each party acknowledges that the breach by any party of its obligations pursuant to this Section 7.5 will result in irreparable injury to the other parties, and in such event the exact amount of damages is now and will be difficult to ascertain and the remedies at law for any such failure would not be reasonable or adequate compensation. Accordingly, notwithstanding Section 10.4, each party agrees that in the event of a breach by any party of this
Section 7.5, the other parties shall be entitled to injunctive relief.

                         SECTION 8 - INDEMNIFICATION.

     SECTION 8.1 Indemnification by Zany Brainy. Zany Brainy agrees to indemnify and hold the Company and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually, a "Zany Brainy Indemnified Party" and, collectively, the "Zany Brainy Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) any breach of any representation or warranty of Zany Brainy under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties;

          (b) any other breach of any covenant of Zany Brainy under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such covenants; or

          (c)  any Excluded Liabilities.

     SECTION 8.2  Limitations on Indemnification by Zany Brainy.
Notwithstanding the foregoing, the right of the Zany Brainy Indemnified Parties to indemnification under Section 8.1 shall be subject to the following provisions:

          (a) No indemnification shall be payable pursuant to Section 8.1 above to any Zany Brainy Indemnified Party, unless the total of all claims for indemnification pursuant to Section 8.3 shall exceed $500,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; and

          (b) The maximum aggregate liability of Zany Brainy, and the maximum amount of damages which may be recovered by the Zany Brainy Indemnified Parties from Zany Brainy pursuant to Section 8.1 shall not exceed FIVE MILLION DOLLARS ($5,000,000).

     SECTION 8.3 Indemnification by ONRP. ONRP agrees to indemnify and hold the Company and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually, an "ONRP Indemnified Party" and, collectively, the "ONRP Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) any other breach of any representation or warranty of ONRP under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties; or

          (b) any other breach of any covenant of ONRP under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such covenants.

     SECTION 8.4 Limitations on Indemnification by ONRP. Notwithstanding the foregoing, the right of the ONRP Indemnified Parties to indemnification under
Section 8.3 shall be subject to the following provisions:

          (a) No indemnification shall be payable pursuant to Subsection 8.3 above to any ONRP Indemnified Party, unless the total of all claims for indemnification pursuant to Section 8.3 shall exceed $500,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; and

          (b) The maximum aggregate liability of ONRP, and the maximum amount of damages which may be recovered by the ONRP Indemnified Parties from ONRP pursuant to Section 8.3 shall not exceed FIVE MILLION DOLLARS ($5,000,000).

     SECTION 8.5 Indemnification by the Company. The Company agrees to indemnify and hold each of the Contributors and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually, a "Company Indemnified Party" and, collectively, the "Company Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) any breach of any representation or warranty of the Company under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties;

          (b) any breach of any other covenant of the Company under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such covenants; or

          (c)  any Assumed Liabilities.

     SECTION 8.6  Limitations on Indemnification by the Company.
Notwithstanding the foregoing, the right of the Company Indemnified Parties to indemnification under Section 8.5 shall be subject to the following provisions:

          (a) no indemnification shall be payable pursuant to Section 8.5 above to any Company Indemnified Party, unless the total of all claims for indemnification pursuant to Section 8.5 shall exceed $500,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; and

          (b) the maximum aggregate liability of the Company, and the maximum amount of damages which may be recovered by the Company Indemnified Parties from the Company pursuant to Section 8.5 shall not exceed FIVE MILLION DOLLARS ($5,000,000).

     SECTION 8.7 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted (and in any event within 15 calendar days after the service of the citation or sermons), but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised in writing by the indemnifying party's counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), provided, however, that such claim or liability shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party settles or compromises such claim or liability without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such claim or liability. In the event the indemnified party assumes the defense of the claim or liability, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.


                        SECTION 9 - CERTAIN DEFINITIONS

     "Agreement" shall have the meaning set forth in the Preamble.

     "Assumed Liabilities" shall have the meaning set forth in Section 1.1(d).

     "Closing" shall have the meaning set forth in Section 1.4.

     "Closing Date" shall have the meaning set forth in the Preamble.

     "Common Interests" shall have the meaning set forth in the Preamble.

     "Company" shall have the meaning set forth in the Preamble.

     "Company Indemnified Party" shall have the meaning set forth in Section
8.5.

     "Confidential Information" shall have the meaning set forth in Section 7.5.

     "Contributed Assets" shall have the meaning set forth in Section 1.1(b).

     "Contributed Contracts" shall have the meaning set forth in Section 4.5.

     "Contributor" shall have the meaning set forth in the Preamble.

     "Conveyance Instruments" shall have the meaning set forth in Section
1.1(e).

     "Data Sharing/License Agreement" shall have the meaning set forth in the Preamble.

     "Encumbrances" means title defects, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, or other encumbrances of any nature whatsoever.

     "Excluded Liabilities" shall have the meaning set forth in Section 1.1(d).

     "Interests" shall have the meaning set forth in the Preamble.

     "New IP Assets" shall have the meaning set forth in Section 4.8.

     "ONRP" shall have the meaning set forth in the Preamble.

     "ONRP Cash Contribution" shall have the meaning set forth in Section 1.2.

     "ONRP Indemnified Party" shall have the meaning set forth in Section 8.3.

     "ONRP LLC Agreement" shall have the meaning set forth in Section 5.2.

     "ONRPS" shall have the meaning set forth in the Preamble.

     "Operating Agreement" shall have the meaning set forth in the Preamble.

     "Preferred Interests" shall have the meaning set forth in the Preamble.

     "Securities Act" shall have the meaning set forth in Section 4.1.

     "Services Agreement" shall have the meaning set forth in the Preamble.

     "Supply Agreement" shall have the meaning set forth in the Preamble.

     "Trademark License Agreement" shall have the meaning set forth in the Preamble.

     "Transaction Agreements" shall have the meaning set forth in the Preamble.

     "Web Site Services Agreement" shall have the meaning set forth in the Preamble.

     "Zany Brainy" shall have the meaning set forth in the Preamble.

     "Zany Brainy Cash Contribution" shall have the meaning set forth in Section 1.1(a).

     "Zany Brainy Indemnified Party" shall have the meaning set forth in Section 8.1.

     "ZB.com" shall have the meaning set forth in the Preamble.


SECTION 10 - MISCELLANEOUS

     SECTION 10.1 The Bulk Sales Laws. The Company waives compliance by Zany Brainy with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transfer of the Contributed Assets under this Agreement, and Zany Brainy agrees to indemnify and hold the Company harmless against any claim made against the Company by any creditor of the Company as a result of a failure to comply with any such laws.

     SECTION 10.2 Sales and Transfer Taxes. The Company shall pay the cost of all sales and use and transfer taxes arising out of the contributions of Zany Brainy to the Company set forth in Section 1.1 and Zany Brainy shall reimburse the Company for fifty percent (50%) of such sales and use and transfer taxes.

     SECTION 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflicts of law doctrines).

     SECTION 10.4 Dispute Resolution. All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be held in Delaware before a single arbitrator who is reasonably acceptable to each of the parties. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of Delaware to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of the courts of Delaware for the purposes of enforcing the arbitration provisions of Section
10.4 of this Agreement.

          The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided below. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. The provisions of this Section 10.4 shall be enforceable in any court of competent jurisdiction.

     SECTION 10.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when the counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 10.6 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.7 Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     SECTION 10.8 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     SECTION 10.9 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

     SECTION 10.10 Schedules. All schedules attached hereto are hereby incorporated in and made a part as if set forth in full herein.

     SECTION 10.11 No Reliance on Other Information. Except for the representations and warranties contained in this Agreement and in the other documents executed and delivered in connection with the execution and delivery of this Agreement, no party or other person acting for any of them makes any other representation or warranty, express or implied, with respect to the transactions contemplated hereby, and the parties hereby disclaim any such representation or warranty, whether oral or written, whether by a party to this Agreement or any of their respective representatives or affiliates or any other person.

     SECTION 10.12 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted, if transmitted by telecopy, electronic or digital transmission method; the day after it is sent if sent for next day delivery to a domestic address by a recognized overnight delivery service. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO ZANY BRAINY:               Zany Brainy, Inc.
                              2520 Renaissance Boulevard
                              King of Prussia, PA  19406
                              Attn.:  Legal Department
                              Facsimile No.:  (610) 278-7804

With a copy to:               Morgan, Lewis & Bockius LLP
                              One Oxford Centre
                              301 Grand Street, 32nd Floor
                              Pittsburgh, PA  15219
                              Attn.:  Peter Watt-Morse, Esq.
                              Facsimile No.:  (412) 560-3399

TO ONRP:                      Online Retail Partners LLC
                              47 East 11th Street, 10th Floor
                              New York, NY  10003
                              Attn.:  Henry Nasella
                              Facsimile No.:  (212) 331-1106

With a copy to:               Latham & Watkins
                              633 West Fifth Street, Suite 4000
                              Los Angeles, California 90071
                              Attn.:  Thomas C. Sadler, Esq.
                              Facsimile No.:  (213) 891-8763

TO COMPANY:                   At such address as the Company may specify in
                              writing to the other parties from time to time.


Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.


                            (Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              ZANY BRAINY, INC.


                              By:
                                 ---------------------------
                              Name:
                              Title:

                              ONLINE RETAIL PARTNERS LLC


                              By:
                                 ---------------------------
                              Name:
                              Title:


                              ZB HOLDINGS LLC

                              By:     ONLINE RETAIL PARTNERS LLC,
                                      as sole member



                                      By:
                                         -----------------------------
                                      Name:
                                      Title: